Exhibit 4.32

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of July 1st,2013, in Beijing, People’s Republic of China (“PRC”):

Party A:               ChinaCache Network Technology (Beijing) Co., Ltd., a wholly owned foreign enterprise incorporated and existing under the laws of the PRC, with its address at Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing;

Party B:               Wang Lei, a citizen of PRC with Chinese Identification No.:                    ; and

Party C:            Beijing Jingtian Technology Limited, a wholly owned foreign enterprise incorporated and existing under the laws of the PRC, with its address at 807, Tower D, No.9 Shang Di Third Street, Haidian District, Beijing

In this Agreement, each of Party A, Party B and Party C shall be referred to as a “Party” respectively, and they shall be collectively referred to as the “Parties”.

Whereas:

1.                  Party B holds 50% of the equity interest in Party C;

2.                  Party A and Party B and other relevant party executed a loan assignment agreement on July 1st , 2013, under which the relevant party assigned to Party B  a loan of RMB4,250,000 that owed to Party A (hereinafter referred to as the “Loan Agreement”).

Now therefore, upon mutual discussion and negotiation, the Parties have reached the following agreement:

1.                  Sale and Purchase of Equity Interest

1.1                           In consideration of the payment by Party A of RMB10, the receipt and sufficiency of which is hereby acknowledged by Party B, Party B hereby irrevocably grants Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in Party C then held by Party B once or at multiple times at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by Chinese laws and at the price described in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). Except for Party A and the Designee(s), no other person shall be entitled to the Equity Interest Purchase Option or other rights with respect to the equity interests of Party B. Party C hereby agrees to the grant by Party B of the Equity Interest Purchase Option to Party A. The term “person” as used herein shall refer to individuals, corporations, partnerships, partners, enterprises, trusts or non-corporate organizations.

1.2               Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the laws and regulations of China, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B (the “Equity Interest Purchase Option Notice”), specifying: (a) Party A’s decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased from Party B (the “Optioned Interests”); and (c) the date for purchasing the Optioned Interests and/or the date for transfer of the Optioned Interests.

1.3                   Equity Interest Purchase Price

The purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall equal to the sum of the amount of outstanding loan provided under the Loan Agreement between Party A and Party B and the amount of outstanding Financial Support provided by Party A as requested by ChinaCache International Holdings Ltd. (“ChinaCache”), if any, and the Equity Interest Purchase Price can be off-set by the amount of outstanding loan and Financial Support payable by Party B.  If an appraisal to Party C’s equity interest is required under the PRC laws upon Party A’s exercise of the Equity Interest Purchase Option, the Equity Interest Purchase Price shall be determined by the appraisal result in accordance with PRC laws; if the after-appraisal Equity Interest Purchase Price obtained by Party B is higher than the sum of the outstanding loans under the Loan Agreement and the outstanding Financial Support provided by Party A as requested by ChinaCache, then Party B agrees to provide such excessive amount to Party A in ways permitted by the PRC laws.

1.4                      Transfer of Optioned Interests

For each exercise of the Equity Interest Purchase Option:

1.4.1                    Party B, as a shareholder, shall transfer the Optioned Interest to Party A and/or Designee, the decision of which shall be in writing, and shall be signed by Party B and be kept with Party C;

1.4.2                    Party B shall execute share transfer agreement for each transfer with Party A and/or Designee (when applicable) in accordance with this Agreement and the Equity Interest Purchase Option Notice;

1.4.3                    Before exercising the Equity Interest Purchase Option, Party A shall obtain relevant shareholders’ resolution signed by Party C’s shareholders, which shall expressly approve such share transfer.  Party B shall cause such resolution to be signed and passed;

1.4.4                    The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Optioned Interests to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Optioned Interests. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and Party B’s Share Pledge Agreement. “Party B’s Share Pledge Agreement” as used in this Section and this Agreement shall refer to the Share Pledge Agreement (“Share Pledge Agreement”) executed by and among Party A, Party B and Party C as of the date hereof, whereby Party B pledges all of its equity interests in Party C to Party A, in order to guarantee Party C’s performance of its obligations under the Exclusive Business Corporation Agreement executed by and between Party C and Party A.

1.5                     Upon exercise of the Equity Interest Purchase Option by Party A, Party A may elect to make payment of the Equity Interest Purchase Price by cancelling the outstanding amount of loan owed by Party B to Party A and outstanding Financial Support provided by Party A to Party B as requested by ChinaCache (if any), in which case Party A shall not be required to pay any additional Equity Interest Purchase Price to Party B, and Party B’s outstanding loan and Financial Support (if any) shall be cancelled.

2.                  Covenants

2.1                     Covenants regarding Party C

Party B (as the shareholders of Party C) and Party C hereby covenant as follows:

2.1.1                    Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association and bylaws of Party C, increase or decrease its registered capital, or change its structure of registered capital in other manners;

2.1.2                    They shall maintain Party C’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

2.1.3                    Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party C or legal or beneficial interest in the business or revenues of Party C, or allow the encumbrance thereon of any security interest;

2.1.4                    Without the prior written consent of Party A, they shall not incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5                    They shall always operate all of Party C’s businesses during the ordinary course of business to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6                    Without the prior written consent of Party A, they shall not cause Party C to execute any major contract, except the contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB500,000 shall be deemed a major contract);

2.1.7                    Party C shall not provide any person with any loan or credit;

2.1.8                    They shall provide Party A with information on Party C’s business operations and financial condition at Party A’s request;

2.1.9                    If requested by Party A, they shall procure and maintain insurance in respect of Party C’s assets and business from an insurance carrier acceptable to Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10             Without the prior written consent of Party A, they shall not cause or permit Party C to merge, consolidate with, acquire or invest in any person;

2.1.11             They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

2.1.12             To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.13             Without the prior written consent of Party A, Party C shall not in any manner distribute dividends to its shareholders; if upon Party A’s written request, Party C distributes all or part of its distributable profits to its shareholders, then Party B shall provide such profits as received to Party A in ways permitted by the PRC laws; and

2.1.14             At the request of Party A, they shall appoint any persons designated by Party A as directors of Party C.

2.2                     Covenants of Party B and Party C

Party B hereby covenants as follows:

2.2.1                    Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, except for the pledge placed on these equity interests in accordance with Party B’s Share Pledge Agreement;

2.2.2                    Party B shall cause the shareholders’ meeting and/or the board of directors of Party C not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the equity interests in Party C held by Party B, or allow the encumbrance thereon of any security interest, without the prior written consent of Party A, except for the pledge placed on these equity interests in accordance with Party B’s Share Pledge Agreement;

2.2.3                    Party B shall cause the shareholders’ meeting or the board of directors of Party C not to approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of Party A;

2.2.4                    Party B shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interests in Party C held by Party B;

2.2.5                    Party B shall cause the shareholders’ meeting or the board of directors of Party C to vote their approval of the transfer of the Optioned Interests as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6                    To the extent necessary to maintain Party B’s ownership in Party C, Party B shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7                    Party B shall appoint any designee of Party A as director of Party C, at the request of Party A;

2.2.8                    At the request of Party A at any time, Party B shall promptly and unconditionally transfer its equity interests in Party C to Party A’s Designee(s) in accordance with the Equity Interest Purchase Option under this Agreement, and Party B hereby waives its right of first refusal to the share transfer by the other existing shareholder of Party C (if any); and

2.2.9                    Party B shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among Party B, Party C and Party A, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability thereof. To the extent that Party B has any remaining rights with respect to the equity interests subject to this Agreement or under the Share Pledge Agreement of Party B or under the Power of Attorney granted in favor of Party A, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3.                  Representations and Warranties

Party B and Party C hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Optioned Interests, that:

3.1                     They have the authority to execute and deliver this Agreement and any share transfer contracts to which they are a party concerning the Optioned Interests to be transferred thereunder (each, a “Transfer Contracts”), and to perform their obligations under this Agreement and any Transfer Contracts. Party B and Party C agree to enter into Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which they are a party constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2                     The execution and delivery of this Agreement or any Transfer Contracts and the obligations under this Agreement or any Transfer Contracts shall not: (i) cause any violation of any applicable laws of China; (ii) be inconsistent with the articles of association, bylaws or other organizational documents of Party C; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3                     Party B has a good and merchantable title to the equity interests in Party C he holds. Except for Party B’s Share Pledge Agreement, Party B has not placed any security interest on such equity interests;

3.4                     Party C has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.5                     Party C does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.6                     Party C has complied with all laws and regulations of China applicable to asset acquisitions; and

3.7                     There are no pending or threatened litigation, arbitration or administrative proceedings relating to the equity interests in Party C, assets of Party C or Party C.

4.                  Effective Date

This Agreement shall become effective upon the date hereof, and remain effective until December 2, 2022, and may be renewed for additional terms at Party A’s election.

5.                  Governing Law and Resolution of Disputes

5.1                    Governing law

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by laws of the PRC.

5.2                     Methods of Resolution of Disputes

In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.                  Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the laws of China in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.                  Notices

7.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below.  A confirmation copy of each notice shall also be sent by email.  The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

7.1.1                           Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery or refusal at the address specified for notices.

7.1.2                           Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2                     For the purpose of notices, the addresses of the Parties are as follows:

Party A: Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing

Fax: +8610-6437 4251

Party B: Floor 6, Tower A, Galaxy Plaza, No.10 Jiu Xian Qiao Middle Road, Chaoyang District, 100016, Beijing

Fax: +8610-6437 4251

Party C: 807, Tower D, No.9 Shang Di Third Street, Haidian District, Beijing

Fax:

7.3                     Any Party may at any time change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

8.                  The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.                  Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.           Miscellaneous

10.1                        Amendment, change and supplement

Any amendment, change and supplement to this Agreement shall require the execution of a written agreement by all of the Parties.

10.2                        Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supercede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3                        Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4                        Language

This Agreement is written in Chinese in three copies, each Party having one copy with equal legal validity.

10.5                        Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6                        Successors

Party A is entitled to transfer its rights and obligations under this Agreement to third parties on its own discretion, without the need to obtain prior consent of Party B and Party C; without Party A’s prior written consent, Party B and Party C shall not transfer their rights and obligations under this Agreement to third parties. This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

10.7                        Survival

10.7.1              Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.7.2              The provisions of Sections 5, 7, 8 and this Section 10.7 shall survive the termination of this Agreement.

10.8                        Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

Party A: ChinaCache Network Technology (Beijing) Co., Ltd.

By:	/s/ Song Wang
Name: Song Wang
Title: Legal Representative

Party B: Wang Lei

By:	/s/ Wang Lei

Party C: Beijing Jingtian Technology Limited

By:	/s/ Ying Huiling
Name: Ying Huiling
Title: Legal Representative